Exhibit 10.12
Bravo Brio Restaurant Group, Inc. Foodservice Distribution Agreement
Schedule

DMA:	Distribution Market Advantage, Inc., 1515 Woodfield Rd., Schaumburg, IL 60173. Fax: 847-413-0089. Email: bob.sala@dmasupport.com.

Distributors:	Ben E. Keith Company, 7600 Will Rodgers Blvd, Ft. Worth, TX, 76140. Fax: 817-759-6876 Email: cslewis@benekeith.com

Gordon Food Service, Inc., 333 50th St. SW Grand Rapids, MI 49501. Fax: 616-717-7600 Email: jphillips@gfs.com.

Customer:	BRAVO | BRIO Restaurant Group 777 Goodale Boulevard | Suite #100 Columbus, OH 43212 |www.BBRG.com Jack Odachowski VP of Purchasing Phone: (614) 340-9418 | Fax: (440) 378-5953 JOdachowski@BBRG.com

Restaurant Concepts:	Bravo, Brio, Bon Vie

Units:	See attached exhibit entitled Units under Bravo Brio Restaurant Group, Inc, Foodservice Distribution Agreement

Products:	Selling Mark-up [ * * * ]%
Agency Priced Products [ * * * ]

Pepsi and Dr. Pepper Products to be added to the program by May 1, 2011

Should the Pepsi and Dr. Pepper products not become a part of the program by May 1, 2011 than the selling markup will become [ * * * ]%

Diesel Fuel Adjustment Per Case:	Diesel Fuel Cost per gallon Surcharge per case

None if the national average of Ultra Low Sulfur Diesel fuel is between $[ * * * ] and $[ * * * ] per gallon

$[ * * * ] per case credit for each $[ * * * ] (or part of $[ * * * ]) that diesel fuel cost is less than $[ * * * ] per gallon.
$[ * * * ] per case surcharge for each $[ * * * ] (or part of $[ * * * ]) that diesel fuel cost exceeds $[ * * * ] per gallon

No diesel fuel surcharge will be applied from the first [ * * * ] days of the program.

Growth Incentive	[ * * * ]% reduction in the selling markup when BBRG sales reach $[ * * * ]
An additional [ * * * ]% reduction in the selling markup when BBRG sales reach $[ * * * ]

[ * * * ]	Confidential treatment requested.

The review period will be the one year anniversary of the Term.

New Unit Opening Incentive:	[ * * * ]% of purchases by a new unit for the first 60 days of operation

Quick Pay Incentive:	[ * * * ]% for payment in 10 days on an EFT basis for units serviced by Gordon Food Service. None for Ben E. Keith

Annual Conference / Marketing Support:	$[ * * * ] per Unit with units serviced as of June 30 and payable by July 31 of each year

Date of Agreement:	February 1, 2011

Term:	February 1, 2011 — January 31, 2014 at 5 p.m. Chicago time. The Term will automatically renew for 2 successive one-year periods thereafter, unless you or DMA give notice of non-renewal to the other at least 90 days prior to the end of the Term specified in the Schedule or any successive one-year period.

Payment Terms:	[ * * * ] days
Customer Representations:

Minimum Percentage of Orders Placed With e-Advantage®:	100%

Maximum Deliveries Per Unit Per Week:	2 per week
(Some high volume units that BBRG identifies to receive an additional delivery by mutual consent)

Minimum Average Delivery in Dollars:	Bravo $[ * * * ]
Brio $[ * * * ]
Bon Vie $[ * * * ]

Current Number of Proprietary Product Items:	265

Maximum Number of Proprietary Product Items	265

Maximum Number of Supplier Contracted Product Items:	180 items

Maximum Number of Proprietary Products with no Movement Requirements	30

Minimum Proprietary Product Inventory Turns Per Year	12 annual turns

Maximum Number of Slow/Dead Proprietary Product Items	15 items

Maximum Cubic Feet Per Case:	3.0 cubic feet

Maximum Average Cu. Ft. Per Case	3.0 cubic feet

Minimum Average Cost per Case:	$[ * * * ]

Maximum Weight Per Case:	50 pounds

Number of Distribution Centers at Commencement Date:	[ * * * ] distribution centers

Number of Units at Commencement Date:	[ * * * ] Units

[ * * * ]	Confidential treatment requested.

Maximum Average Distribution Center Spoke Miles (Average distance of all units serviced from a Distribution Center):	[ * * * ] miles
Maximum Geographic Coverage Area:
Continental United States of America. [ * * * ]

[ * * * ]	Confidential treatment requested.

Table of Contents

1.	Primary Distributors	4
2.	Term of Agreement	4
3.	Units	5
4.	Account Management	5
5.	Usage Reports and Data	5
6.	Ordering Procedures	6
7.	Procedures Manuals	6
8.	Deliveries	6
9.	Pricing	7
10.	Supplier Contracted Cost	8
11.	Incentives	8
12.	Adjustments	9
13.	Proprietary Products	9
14.	Invoicing and Payment Terms	10
15.	Customer Representations and Other Critical Criteria	11
16.	Price Audit	11
17.	Price Verification	12
18.	Credit and Collection	12
19.	Termination	13
20.	Warranties	14
21.	Indemnification and Claim Limitations	14
22.	Confidentiality	15
23.	Distributor Liability	16
24.	Insurance	16
25.	Recalls, Holds, Inspections, and Product Withdrawals	16
26.	Annual Third Party Distribution Center Inspection	17
27.	Force Majeure	17
28.	Contract Interpretation	17
29.	General	17
DMA and Distributors (“we” or “us”) agree to furnish foodservice distribution of the Products and related services to Customer (“you”) for the Restaurant Concepts located at the Units during the Term of this Agreement as follows. Capitalized terms are defined either in the Schedule or in the section where first used. Products is meant in the broad context of any Products (proprietary, contracted, stock) that we sell to BBRG
1.	Primary Distributors.
1.1.	We accept your appointment as your primary distributor for the Restaurant Concepts operated at the Units. We will sell and you will purchase at least 80% (by selling Price) of your requirements for the Products at the Units from us during each calendar quarter of the Term.

1.2.	You acknowledge that DMA is solely the marketing and coordination organization for the Distributors, and that the Distributors, and not DMA, will sell and deliver the Products to you. Accordingly, you acknowledge that all of our rights and obligations under this Agreement are rights and obligations of the Distributors, and not DMA, unless specified otherwise.
2.	Term of Agreement. Our obligation to furnish foodservice distribution of the Products and related services will be in effect for the Term specified in the Schedule. The Term will automatically renew for successive one-year periods thereafter, unless you or DMA give notice of non-renewal to the other at least 90 days prior to the end of the Term specified in the Schedule or any successive one-year period.

[ * * * ]	Confidential treatment requested.

3.	Units.
3.1.	You have the right to add Units within our then current distribution service areas by notice to us. DMA will furnish you with a description or map of each Distributor’s service area at the commencement of the Term of this Agreement, and thereafter upon your request.

3.2.	You have the right to request us to add Units outside of our then current distribution service areas. Upon your request, DMA will use commercially reasonable efforts to solicit a distributor to service the outside Units from among the Distributors, other DMA distributors not a party to this Agreement, or other distributors in the area.

3.3.	Any of the Units for which you are not financially responsible (including franchisees or members of your group purchasing organization) will be required to sign an Acceptance of this Agreement in the form attached as an exhibit, prior to making purchases under this Agreement. Credit terms offered to those Units will be independently determined by the Distributors serving them.

3.4.	If you have Units for which you are not financially responsible (including franchisees or members of your group purchasing organization), you have the right to direct us to cease distributing Products under this Agreement to any of those Units (as you specify) or otherwise direct us with regard to distribution services under this Agreement to those Units. You indemnify us for any loss, damage, or expense (including reasonable attorneys’ fees) arising from or related to: (1) ceasing distribution to any Units under this Agreement at your direction; or (2) any other action or inaction taken by us under this Agreement at your direction or otherwise related to the franchise or other relationship you have to any Unit. The foregoing indemnification obligations shall survive the termination of the Term or expiration of this Agreement.

3.5.	You represent and warrant that (1) each Unit for which you are not financially responsible (including franchisees or members of your group purchasing organization) has, by contract, appointed you as its purchasing agent, (2) you have the authority, as purchasing agent, to negotiate all terms, including payment provisions, of purchasing arrangements on behalf of each such Unit and to enter into agreements binding upon such Units, and (3) you agree, as agent for and on behalf of each such Unit, to the terms of this Agreement. Each such Unit shall have your rights and your obligations under this Agreement with respect to the Products ordered by such Unit.
4.	Account Management.
4.1.	DMA will serve as the central contact for the administration of this Agreement.

4.2.	DMA will appoint an Account Executive as your single contact to manage this program. Sales professionals at each of our distribution centers will be responsible to the DMA Account Executive for the purposes of this program. DMA will also appoint a National Account Coordinator to expedite communications within the program.

4.3.	Each Distributor will assign an Account Executive and Customer Service Representatives to each Unit, and it will be their responsibility to maintain contact with the Unit with regard to service levels.

4.4.	DMA will coordinate the implementation and maintenance of this program between the Distributors and you, including development of a transition plan, assignment and reassignment of Distributors and distribution centers to your Units, program planning and meetings, development of order guides, development of procedures manuals for the Units, implementation of Supplier contracts for contracted Products, and review of service levels, inventory management, and problem resolution between our distribution centers and you.

4.5.	DMA will serve as the “clearing house” for program communications such as Product requirements, Unit changes, new Product rollouts, inventory issues, Product code changes, and any other issues requiring system wide communications.

4.6.	DMA will schedule periodic business review meetings to review performance against your goals and requirements, and the status of the Customer Representations described in the Schedule.
5.	Usage Reports and Data.
5.1.	You will be furnished at no additional charge with our standard usage reports generated by e-Advantage®, our web based order entry and reporting system. DMA will make customized reports available to the extent practicable, but such reports will be at specified additional cost to you.

5.2.	Upon your request, DMA will provide Information to a third party you specify for the purpose of information analysis, order placement or processing, or supplier rebate application. Information means usage reports, data, and other information regarding this program provided by DMA to you or the third party. The Information will be made available in our standard formats. All Information we send to the third party is for your sole use. Selling,

[ * * * ]	Confidential treatment requested.

utilizing, or disclosing the Information to anyone other than you and the third party is prohibited. Prior to providing any Information to the third party, the third party will sign a Confidentiality Agreement, in a form reasonably requested by DMA.
5.3.	All Information DMA and the Distributors provide to you is owned by and is the property of DMA and the Distributors.

5.4.	DMA will use commercially reasonable efforts to collect and process Information in an accurate manner and will correct any errors, omissions, or defects in the Information within 30 days after notice of the error, omission, or defect from you. The correction methods and procedures will be determined by DMA, in its sole discretion. However, neither DMA nor the Distributors are liable for any loss, damage, or expense arising from or related to: (1) loss or corruption of data; (2) errors in data mapping or data input; (3) errors, omissions, or defects in the Information not described in a notice from you; or (4) any action or failure to take action by you in reliance on the Information.
6.	Ordering Procedures.
6.1.	In order to permit us to capture efficiencies in the supply chain for you, you agree that each of your Units will place orders through e-Advantage®. A standardized order entry format approved by you will be implemented across all our distribution centers.

6.2.	Order guides will be categorized utilizing your chart of accounts.

6.3.	We agree to work together with you to develop a process to maintain, modify and update order guides
7.	Procedures Manuals.
7.1.	Each Distributor will supply you and each Unit the Distributor serves with a detailed procedures manual. The procedures manual will cover key contacts at the distribution center that service the Unit, the e-Advantage® system, and the Distributor’s procedures for ordering, delivery schedules, delivery procedures, key drops, receiving, credit memos, pick-ups, Product returns, recalls, etc.

7.2.	The procedures manuals will establish the course of performance, course of dealing, and usage of trade between you and us. Each procedures manual will be updated any time a change in procedures is made.
8.	Deliveries.
8.1.	We will make deliveries to your Units at the frequency specified in the Schedule, unless we specify otherwise (with your approval) at time of order.

8.2.	The delivery schedules prepared by each Distributor will take your needs and preferences into account. The delivery schedules may be modified from time to time by us, with reasonable notice to the affected Units and approved by the BBRG Corporate Office.

8.3.	You will attain the Minimum Average Delivery in Dollars specified in the Schedule, calculated as the average of all Units and measured by calendar quarter.

8.4.	We agree to provide additional deliveries to any Unit in excess of the Maximum Deliveries Per Unit Per Week set forth in the Schedule if such Unit achieves the Minimum Average Delivery in Dollars specified in the Schedule for all deliveries during such week.

8.5.	We will use commercially reasonable efforts to attain 99% (by case) order fill rate within one business day of order with either the Product you ordered or a substitute approved by your authorized representative, subject to the Force Majeure section. Order fill rate will be calculated as the average of all Units and measured by calendar quarter.

8.6.	Each Unit must provide us with notice of any delivery of non-conforming Products, or shortage, loss, or damage of Products, upon receipt of the Products and before our driver leaves the Unit (except for key drop deliveries).

8.7.	If a Distributor makes a key drop delivery to a Unit, the Unit will be conclusively deemed to have received and accepted the type and quantity of Products shown on the Distributor’s invoice or delivery list left with the Products (even though the invoice or list was not signed by the Unit), unless the Unit gives the Distributor notice of non-conforming Products, or shortage, loss, or damage, by the time specified in the Distributor’s procedures manual. A key drop delivery means a delivery made by a Distributor to a Unit when none of the Unit’s employees in charge of receiving is present.

8.8.	If no notice of non-conforming Products, or shortage, loss, or damage of Products is given by the times specified in this Agreement, you waive any right to assert such matters.

[ * * * ]	Confidential treatment requested.

8.9.	Units will need to notify their distributor of nonconforming Products or damage that can not readily be seen at the time of delivery (hidden damage) within twenty-four (24) hours.

8.10.	If there is a shortage of Products at any distribution center, we will notify you, and we reserve the right to allocate non proprietary Products distributed by us among all of our customers.
9.	Pricing.
9.1.	Pricing Mechanisms. The following pricing mechanisms (“Pricing Mechanisms”) shall apply to determine the Price of the Products.
9.1.1.	Pricing Based upon a Mark-Up Percentage. The Price of the Products is our Cost, as defined below, plus the Mark-Up specified in the Schedule. If a Product sold is not listed on the Schedule, the Mark-Up for it will be provided to you by the selling Distributor at time of order.
9.1.2.1.	For example, the Price for a Product with a [ * * * ]% Mark-Up would be calculated as Cost multiplied by [ * * * ]. A Product with a $[ * * * ] Cost would have a Price of $[ * * * ] ($[ * * * ] x [ * * * ] = $[ * * * ]).
9.1.3.	Agency billing programs, including Coca-Cola, Pepsi Cola, and Ecolab, provide for the Distributor to receive agency payments directly from the manufacturer or supplier (“Supplier”) as compensation for distribution services. These Products will be sold to you at the price that you have negotiated with the Suppliers without any additional charge. We will pass the quick payment discount for Products sold under an Agency billing program to you provided that you pay us within the terms specified in the Agency billing program. Currently this pertains to Coca-Cola and Pepsi Cola and payment needs to be made in 14 days.
9.2.	To simplify pricing, receiving, and inventory valuation, we round all Prices with calculated penny fractions to the next highest penny per unit of sale.

9.3.	The minimum dollar Mark-up per case or per split case is $[ * * * ]

9.4.	In areas where dairy pricing is controlled by the state dairy advisory board, including Colorado, California, and Nevada, dairy Products will be sold at the posted pricing..

9.5.	Cost is defined as our invoice cost, plus Applicable Freight, less any Supplier’s promotional allowances reflected on the Supplier’s invoice and designated for the end user. “Applicable Freight” means a freight charge for delivering Products to the Distributor. Applicable Freight charges may include common or contract carrier charges by the Supplier or a third party and charges such as fuel surcharges, cross-dock charges, unloading and restacking charges, container charges, air freight charges, assessorial costs, redistribution charges, and other similar charges not included in the Supplier’s invoice cost that are required to bring Products into the Distributor’s distribution center.

9.6.	Cost is not reduced by cash discounts for prompt payment. Cost is also not reduced for payments which are earned, such as performance-based incentives, or fees we receive for marketing, freight management, warehousing, distribution, or quality assurance services we provide to our Suppliers.

9.7.	Cost for freight we arrange will not exceed the rates established by recognized common carriers. Freight for transfers between a Distributor’s distribution centers (or from one Distributor to another) necessary to provide Products to your Units will be included in Cost.

9.8.	Costs for Products are recalculated with the following frequencies:
9.8.1.	Time of sale pricing will be used for price sensitive Products with volatile fluctuations in pricing (including produce and fresh seafood).

9.8.2.	Weekly pricing will be used for commodity Products which reflect declines and advances in Cost on a regular basis (including most protein Products).

9.8.3.	Monthly pricing will be used for Products with a fairly stable pricing for extended periods (including most canned Products).
9.9.	Adjustments to Product Prices will follow general market declines and advances. Variances can occur to the invoiced Price due to starting and ending dates of contract pricing, as described in the Supplier Contracted Cost section. If there is a major (more than 10%) increase in the Cost of any Product during a pricing period, we have the right to make an immediate adjustment in the Cost of the Product, effective upon notice to you.

9.10.	Pricing is based on full cases. Due to the added costs associated with the handling of split cases, a split case surcharge will be added to the unit of sale as follow: Unit Cost plus the Mark-up Percentage in the Schedule plus a handling fee of $[ * * * ]. For example, if a full case is 40 lbs. (4/10 lbs).and the full case cost is $[ * * * ] and we are selling you 1 10lb., the Sell Price would be $[ * * * ] ($[ * * * ]/4 = $[ * * * ] @ [ * * * ]% = $[ * * * ] + $[ * * * ]).

[ * * * ]	Confidential treatment requested.

9.11.	Prices do not include taxes or other governmental charges imposed on the Products. We will invoice you for any taxes or charges together with penalties and expenses, if any. If applicable, you will provide us with a tax exemption certificate acceptable to the taxing authority.

9.12.	If you seek to introduce any outside parties into your relationship with us, such as purchasing consultants, technology providers, back office systems providers, third-party logistics providers, or any other third party, and as a result, we experience a negative economic impact on our earnings from this program, such as increased costs or loss of revenue, then we have the right, upon 30 days prior notice to you, to adjust the Pricing Mechanisms in a reasonable manner to eliminate the negative economic impact, beginning at the end of the 30 day period. The notice shall include a description of the negative economic impact and the adjustment to the Pricing Mechanisms, all in reasonable detail.
10.	Supplier Contracted Cost
10.1.	You have the right to negotiate your Cost of a Product directly with the Product’s Supplier for up to the Maximum Number of Supplier Contracted Product Items specified in the Schedule. Each separate SKU counts as a separate item. Supplier agreements include agreements establishing the guaranteed Cost the Supplier will charge us for Products to be resold to you, and agreements granting Allowances to you. Allowances are off-invoice allowances, bill-backs, and other special arrangements granted by a Supplier to you.

10.2.	The contract Cost you negotiate will be used to calculate the Price of the Product (so long as we have been notified appropriately), regardless of our Cost.

10.3.	We will provide for a Supplier Allowance for a Product by deducting the Allowance value from the Product’s Cost before the Price of the Product is calculated.

10.4.	If a Supplier’s Cost or a Supplier Allowance are premised upon specified payment or credit terms or specified purchase volumes of Products, the payment and credit terms must be consistent with industry standards for the Supplier and the specified purchase volumes must be consistent with your historical or reasonably forecasted purchases of such Products.

10.5.	You must provide us with copies of the agreements you have with Suppliers for the purchase of Products, and also complete our forms for contracted Cost (forms furnished on your request). The agreements and forms must be transmitted to us by email or electronically. If we do not receive the copies and completed forms, we will default to calculating the Price of the contracted Products using our actual Cost as described in the Pricing section. You must submit revisions in the contract Cost to us by the 15th of the month to be valid for the next month. If we fail to receive the revisions by that date, no change in the contract Cost will be made for the next month.

10.6.	We are not responsible for inaccuracies, errors, or omissions made by your contracting Supplier in the billing of the pricing and Allowances, and your sole remedy for any inaccuracies, errors, or omissions shall be against the Supplier.

10.7.	If your contracting Supplier provides both the Product which you specified, and also an equivalent Product which is branded to a Distributor, that Distributor has the right to provide its equivalent branded Product to you so long as: (1) you have approved the equivalent branded Product for purchase; (2) the Supplier agrees that the contracted pricing can be applied to the equivalent branded Product; and (3) the equivalent branded Product is stocked by a Distributor servicing any Unit.
11.	Incentives.
11.1.	We will pay you a new Unit opening incentive each time you open a Unit to the public in a new location equal to the percentage specified in the Schedule of purchases made by the Unit prior to or during the first 60 days of operation. The incentive will be paid within 60 days after the end of each calendar quarter.
11.1.1.	For example, if you open a Unit to the public on May 1 and took a pre-opening order for training on April 21, the incentive would apply to all purchases from the pre-opening purchases made on April 21 through June 30
11.2.	We will pay you the Quick Payment Incentive listed in the Schedule. This discount applies only to units serviced by Gordon Food Service and pertains to all units serviced by Gordon Food Service.

11.3.	A purchase is considered made on the date of our invoice for it. Only purchases that you paid within terms will be counted towards any Incentive. During any period that your payments are not within the payment terms specified in the Schedule, our obligation to pay any Incentives then due and owing is permanently cancelled for that period.

[ * * * ]	Confidential treatment requested.

11.4.	We will reduce the selling markup as a growth incentive to you as you achieve the growth milestones in the Schedule.

11.5.	The sales growth milestones will be net of any diesel fuel surcharges.

11.6.	A purchase is considered made on the date of our invoice for it.

11.7.	Growth will be reviewed on an annual basis after the one year anniversary of the Term.

11.8.	There will be a maximum reduction of [ * * * ]% in the selling markup.

11.9.	Any adjustment to the selling markup will be made at the beginning of the next month following the annual review.

11.10.	Should the annual review show that your volume declined below a growth milestone target in Schedule once the selling markup adjustment has been made, it will revert back to the previous selling markup after the annual review.
11.10.1.1.	For example, the first annual review will cover the period of February 1, 2011 through January 31, 2012. If sales during this period were $[ * * * ] the growth incentive would apply and our selling markup to you for non-Agency product would be adjusted to [ * * * ]% beginning March 1, 2012. If sales during the following year’s review (March 1, 2012 to February 28, 2013) declined to $[ * * * ] the selling markup would revert back to [ * * * ]% effective April 1, 2013.
11.11.	We have the right to set off the amount of any Incentives against any amounts you owe us under this Agreement, including the purchase Price of Products, interest on overdue payments, and expenses of collection.
12.	Adjustments.
12.1.	You acknowledge that the cost of diesel fuel is a critical cost component that is beyond our control. We will assess a surcharge per case as a separate line item on each invoice, if the diesel cost is outside designated limits, all as specified in the Schedule.
12.1.1.	The diesel cost will be based on the U.S. Average for Retail On-Highway Ultra Low Sulfur Diesel Price per Gallon for the continental United States as published by the United States Energy Information Agency (website http://tonto.eia.doe.gov/oog/info/wohdp/diesel.asp.), or another similar index reasonably chosen by us. The average of the diesel cost for the first 10 weeks of a calendar quarter will apply to the next quarter.

12.1.2.	For example, a diesel cost of $[ * * * ]per gallon will require a surcharge of $[ * * * ] per case and a diesel fuel cost of $[ * * * ] would a credit of $[ * * * ] per case.

12.1.3.	No diesel fuel surcharge will be applied for the first [ * * * ] days of the program.
13.	Proprietary Products.
13.1.	We will maintain an inventory of Proprietary Product items up to the number of items specified in the Schedule. Each separate SKU counts as a separate item.

13.2.	Proprietary Products are Products that would not otherwise be brought into the inventory of a distribution center except for your requirements. Proprietary Products include Products with your label or logo, special order Products, test Products, menu special Products, seasonal Products, (if you designate that the Product must be procured from a specific Supplier). Proprietary Products are determined by distribution center, and what is a Proprietary Product in one distribution center may or may not be a Proprietary Product in another distribution center. Proprietary Products include Products that have been purchased, transferred, or consigned for your account that we have in inventory, in transit, or for which non-cancelable orders have been placed.

13.3.	You must notify DMA for us to stock or discontinue Proprietary Products using DMA’s standard form.

13.4.	If you specify a particular Supplier for your Proprietary Products which is not currently doing business with a Distributor, then the Supplier will be required to complete the Distributor’s standard Supplier documentation before purchases can be made for resale to you. Supplier documentation includes agreements regarding indemnification, insurance coverage, and applicable pure food guarantees. If the Supplier does not provide the documentation required by a Distributor, then you indemnify the Distributor and its employees, officers and directors from all loss, damage, and expense (including reasonable attorney’s fees) for personal injury or property damage arising from or related to the delivery, sale, use or consumption of the Proprietary Products, except to the extent caused by the Distributor’s negligence, or the negligence of its employees or agents. We will notify the BBRG VP of Purchasing when this occurs.

13.5.	We will purchase product based upon your volume in the most cost effective bracket not to exceed a three (3) weeks average supply of on hand inventory. The on hand inventory for some Products may have to be adjusted based upon the expected freshness and shelf life of the Product.

[ * * * ]	Confidential treatment requested.

13.6.	You will purchase at least 5 cases of each Proprietary Product per week from each of our distribution centers, and we will notify you if you fail to do so. If movement for the proprietary Product does not increase to the minimum within 30 days of notice the following options can be used for mitigation by you: (1) select an alternative Product commonly stocked by the distribution center, or (2) procure the Proprietary Product as a direct shipment from the Supplier (Freight and Transfer fees may apply.) (3) Discontinue the Proprietary Product. If you do not choose one of these alternatives within 35 days after our notice, then the Distributor shall discontinue the product and implement option (1).

13.7.	No Product substitutions for Proprietary Products will be made without the approval of your authorized representative. Any approved substitute Products will be sold at the Price calculated for the substitute Product as described in the Pricing section, just like any other Product.

13.8.	If a Proprietary Product is discontinued by you, you must order or pay for any remaining inventory of the Proprietary Product from all distribution centers within 45 days after you notify us of discontinuance. If there are no sales of a Proprietary Product for 30 consecutive days from a distribution center, you must order or pay for any remaining inventory of the Proprietary Product from the distribution center within 45 days after notice from us. The Products shall be purchased at the Price calculated as described in the Pricing section. If Products are returned to the Suppliers, you will pay any re-stocking charges and freight incurred. If Products are sold to or picked up by a third party of your choosing, you guarantee payment for such Products. If disposition of the Proprietary Products is not made within these time periods, we may dispose of them as necessary and invoice you for the Price of the Products calculated as described in the Pricing section after notifying you. The Inventory Management Report currently utilized during the weekly calls will be the tracking mechanism for both discontinued and Proprietary inventory.
14.	Invoicing and Payment Terms.
14.1.	Each Unit will be provided with an invoice at the time of delivery. The invoice will serve as the receiving document to aid the Unit’s personnel to check in the shipment. Our driver will be empowered to adjust the invoice for shipping errors discovered at the time of delivery or for Product rejected at the time of delivery and returned to us.

14.2.	The terms for your payments must not exceed the number of days specified in the Schedule. Terms are measured from the date of our invoice to the date we receive your payment. Payment terms for any Unit for which you are not financially responsible (including franchisees or members of your group purchasing organization) may be different than the payment terms specified in the Schedule, in the sole discretion of the Distributor servicing the Unit.

14.3.	The terms for payment specified in the Schedule are based on the creditworthiness of you and the Units. Each Distributor has the right to change payment terms if, in the Distributor’s reasonable judgment (1) the financial condition of you (or any Unit) materially deteriorates from that existing either on the date of the financial statements included in the Account Application originally submitted to the Distributor, or at any point during the Term of the Agreement, or (2) the Distributor becomes aware of circumstances that may materially and adversely impact your (or any Unit’s) ability to meet financial obligations when due. The Distributor shall make the change in payment terms by notice on you or any Unit: (1) describing the deterioration in financial condition or circumstances that materially and adversely impact ability to meet financial obligations with reasonable specificity; and (2) stating that the terms of payment shall be modified and made effective as specified in the notice. The modifications may include shortening payment terms, selling C.O.D., requiring a standby letter of credit issued by a bank to secure payment, a security deposit, or additional forms of security. The modifications shall be effective at the time specified in the notice, unless you or the Unit eliminate or cure the change in financial condition or inability to meet financial obligations before that time, to the Distributor’s reasonable satisfaction.

14.4.	We may reduce any amounts you owe to us under this Agreement (including the purchase Price of Products) by any amounts we owe to you. We may satisfy any amounts we owe to you under this Agreement by applying them against amounts you owe to us (including the purchase Price of Products).

14.5.	In order to enable a Distributor to establish your credit terms and to monitor your financial condition you, and, if requested by us, any Unit, will provide us with quarterly and annual financial statements (audited, if available) consisting of an income statement, balance sheet, statement of cash flow and, if available, auditor’s opinion and supporting notes. The Distributor may request such further financial information from you or any Unit, from time to time, sufficient, in the Distributor’s judgment, to enable the Distributor to accurately assess the financial condition of you or the Unit.

[ * * * ]	Confidential treatment requested.

14.6.	You acknowledge that purchases made by you may be made through electronic transactions. You agree to the electronic storage of the signature given at the point of sale or time of delivery and agree to the later use of such signature on an itemized invoice or other document evidencing the transaction. You agree that the itemized invoice or other documents evidencing the transaction, although presented in a different format than the document received at the point of sale or time of delivery, establishes the order and acceptance of Products from us.

14.7.	The preferred method of payment will be electronic funds transfer (EFT). You agree to work towards the implementation of EFT payment over the Term of this agreement.
14.7.1.	Prior to submission of the first request for payment under this Agreement, the Distributor shall provide the information required to make payment by EFT to you (or the Units). If the EFT information changes, the Distributor will provide the changed information to you (or each Unit).

14.7.2.	For all EFT payments, the Distributor shall provide the following information: (1) the Distributor’s name and remittance address as stated in the Agreement, (2) the Distributor’s account number at the Distributor’s financial agent, and (3) the signature (manual or electronic, as appropriate), title, and telephone number of the Distributor’s official authorized to provide this information.

14.7.3.	You may make payment by EFT through an Automated Clearing House (ACH) subject to the banking laws of the United States or by other wire transfer system subject to the approval of the Distributor.

14.7.4.	For ACH payment only, the Distributor will provide to you (or the Units) the name, address, and 9-digit Routing Transit Number of the Distributor’s financial agent, the Distributor’s account number, and the type of account (checking, saving, or lockbox).

14.7.5.	If an incomplete or erroneous transfer occurs because you (or any Unit) failed to use the Distributor — provided EFT information in the correct manner, than you (or the Unit) remain responsible for (1) making a correct payment, (2) paying any penalty or additional costs imposed for making a late payment, and (3) recovering any erroneously — directed funds.
15.	Customer Representations and Other Critical Criteria.
15.1.	You have told us that you can and will attain the Customer Representations listed in the Schedule. Our pricing and other terms of this Agreement are based on your doing so. Each Customer Representation will be calculated each calendar quarter as the average for all Units. If the Customer Representations are not achieved, then our expectations for this program will not be realized.

15.2.	If you fail to achieve one or more of the Customer Representations for a calendar quarter, DMA will notify you of the need to review the deficiency and will recommend remedial action.

15.3.	If you fail to take the remedial action within 60 days after service of DMA’s notice, or if any of the Customer Representations are not achieved in the 60 day period, then DMA has the right to change this program by amending the terms of this Agreement as follows:
15.3.1.	The amendment may modify the Pricing Mechanisms, delivery frequency, payment terms, Units served, or any other term of this Agreement, except that the amendment shall not change any of your rights and obligations which arose prior to the effective date of the amendment, or your right to terminate this Agreement under the Termination section.

15.3.2.	DMA will provide you with a copy of the amendment at least 30 days prior to its effective date, which will be specified in the amendment.

15.3.3.	If you consent to the amendment, or if you fail to notify DMA of your objection to the amendment within 15 days after DMA provides it to you, the amendment will become part of this Agreement on its effective date.

15.3.4.	If you notify DMA of your objection to the amendment within 15 days after DMA provides it to you, then DMA has the right to terminate the Term of this Agreement as provided in the Termination section on account of such objection.
16.	Price Audit. You have the right to an on-site audit of each Distributor’s Prices for all Products once per calendar year, as follows:
16.1.	You must notify the Distributor to be audited at least 20 business days in advance of the audit.

16.2.	You have the right to check up to 25 line items per audit, and to check one pricing period per item.

16.3.	The audit will be limited to Products purchased from the Distributor within the prior 90 days.

16.4.	The audit will consist of reviewing computer reports documenting the Cost and the Distributor’s calculation of the invoice Price. If requested, the Distributor will provide the Supplier’s invoices and, where applicable, freight

[ * * * ]	Confidential treatment requested.

invoices. If any of the documents have been submitted electronically, the Distributor will furnish printouts of the electronic versions.
16.5.	The Distributor will provide adequate workspace and have its National Account Manager or Account Executive available for the audit.

16.6.	You will not remove any of the Distributor’s documents, or copies, provided for the audit from the Distributor’s premises.

16.7.	Reimbursement of overcharges and billing and payment for undercharges identified during the audit will be processed promptly.

16.8.	If you request a third party to be present during the audit, the third party will sign a confidentiality agreement, in a form reasonably requested by the Distributor.

16.9.	Due to the extensive time and complexity associated with an audit, we cannot permit computer generated price matching or electronic price audits by you or on your behalf by a third party.
17.	Price Verification. We will provide Price verification for you through our e-VerifyTM Price verification process, as follows:
17.1.	Any Price being verified must be a Supplier Contracted Cost item.

17.2.	You will provide us with your contract pricing utilizing the DMA form, as described in the Supplier Contracted Cost Section.

17.3.	You recognize that accurate pricing is a shared responsibility, agree to participate in the process as required, and provide us with updated contract pricing by the 15th of each month.

17.4.	Price Verification will be performed monthly and will consist of two types of price verification reports: (1) Expected Value Table (“EVT”) comparison to order guides at the start of each month, and (2) EVT to invoice transaction comparison at the end of each month.

17.5.	Reimbursement for the overcharges and billing and payment for the undercharges identified during the Price verification process will be processed promptly, but no later than 21 days after the verification is completed.
18.	Credit and Collection.
18.1.	Your continuing creditworthiness is of central importance to us. In order for us to analyze and determine your creditworthiness and financial condition, you agree to furnish us with a completed credit application using our forms, your most recent audited financial statements, your most recent internal financial statements, and such other public documents as we reasonably request at any time during the Term of this Agreement; provided, however, so long as you are a publicly traded company, you shall not be obligated to provide any financial statements or financial information not otherwise available to the general public, nor shall you be requested or required to complete more than one credit application per year. If at any time during the Term you are no longer a publicly traded company, then you will furnish private as well as public documents from time to time, but not more often than once in any calendar quarter. Any of the Units which you do not own or manage (including franchisees or members of your group purchasing organization) shall also provide the documents. Credit determinations will be made by each Distributor.

18.2.	Any invoices not paid when due shall bear interest at the rate regularly charged on unpaid accounts by the Distributor issuing the invoice, but not in excess of the rate permitted by law.

18.3.	If you fail to make a payment when due, we have the right to stop delivery of Products to you if the failure continues for 7 days after service of a notice from us. If any of the Units for which you are not financially responsible fails to make a payment when due, we have the right to stop delivery of the Products immediately upon the failure, with or without notice.

18.4.	As provided in the Uniform Commercial Code, if we have reasonable grounds, in our reasonable discretion, for insecurity as to your (or any Unit’s) payment or performance (including the obligation to re-purchase Proprietary Products) and give notice specifying the grounds in reasonable detail, we may withhold delivery of Products until we receive adequate assurances of payment or performance, in such form as we reasonably request. You (or the Unit) will have at least 7 days after receipt of the notice to provide the adequate assurances before we cease deliveries.

18.5.	If we have reason to believe, in our reasonable discretion, that you (or any Unit) are or are about to become insolvent, we have the right to take any action provided by law, and also the rights, with or without notice, to: (1) withhold delivery of Products; (2) stop delivery of Products in transit; (3) reclaim Products delivered to you (or the Unit) while insolvent, as permitted by law; (4) immediately change payment terms to C.O.D. by certified

[ * * * ]	Confidential treatment requested.

or bank check or wire transfer of immediately available funds, or (5) require a bank standby letter of credit as security.
18.6.	If any proceedings are filed by or against you (or any Unit) in bankruptcy, or for appointment of a receiver or trustee, or if you (or any Unit) makes an assignment for the benefit of creditors, we have the right to stop deliveries immediately.

18.7.	Any failure to pay an invoice when due makes the unpaid amount of all outstanding invoices immediately due and payable irrespective of their payment terms (should the Distributor so elect), and the Distributor may withhold all deliveries until the full amount due under such invoices is paid.

18.8.	You will reimburse us upon demand for all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in collecting any amounts due to us, or in enforcing our rights under this Agreement.

18.9.	PACA. This section is a notice required under federal law. This Agreement may cover sales of perishable agricultural commodities as those terms are defined by federal law. All fresh and frozen fruits and vegetables which have not been processed beyond cutting, combining, or steam blanching are generally considered perishable agricultural commodities. All perishable agricultural commodities sold under this Agreement are sold subject to the statutory trust authorized by section 5(c) of the Perishable Agricultural Commodities Act of 1930 (7 U.S.C. 499e(c)). The seller of these commodities retains a trust claim over these commodities and all inventories of food or other products derived from these commodities, and any receivables or proceeds from the sale of these commodities until full payment is received.
19.	Termination.
19.1.	You have the right to terminate the Term of this Agreement if any of the following occurs:
19.1.1.	You serve a notice to terminate for convenience and without cause upon DMA, which specifies an effective date of termination at least 120 days after service of the notice.

19.1.2.	DMA or the Distributors are in material breach of this Agreement, after the lapse of the cure period described in the General section.

19.1.3.	You may terminate an individual distribution center with cause after the lapse of the cure period described in the General section.

19.1.4.	Termination of an individual distribution center does not affect the balance of this Agreement.
19.2.	DMA has the right to terminate the Term of this Agreement if any of the following occurs:
19.2.1.	DMA serves a notice to terminate for convenience and without cause upon you, which specifies an effective date of termination at least 120 days after service of the notice.

19.2.2.	You fail to make payments at the times required under this Agreement, and the failure continues for 15 days after service of a notice from DMA.

19.2.3.	You are in material breach (for other than payment) of this Agreement, after the lapse of the cure period described in the General section.

19.2.4.	You have notified DMA of your objection to an amendment submitted under the Customer Representations and Other Critical Criteria section, and DMA serves a notice to terminate upon you, which specifies an effective date of termination at least 120 days after service of the notice.

19.2.5.	Immediately upon notice to you if, in DMA’s reasonable judgment, (1) your financial condition materially deteriorates from that existing either on the date of the financial statements included in the Account Application originally submitted to the Distributors, or at any point during the Term of this Agreement, or (2) DMA becomes aware of circumstances that may materially and adversely impact your ability to meet your financial obligations when due.
19.3.	DMA has the right to terminate any one or more Units from food service distribution under this Agreement (and not you or any other Units), if any of the following occurs:
19.3.1.	DMA serves a notice to terminate for convenience and without cause upon the Unit, which specifies an effective date of termination at least 120 days after service of the notice.

19.3.2.	The Unit fails to make payments at the times required under this Agreement, and the failure continues for 15 days after service of a notice from DMA.

19.3.3.	The Unit is in material breach (for other than payment) of this Agreement, after the lapse of the cure period described in the General section.

19.3.4.	Immediately upon written notice to the Unit if, in DMA’s reasonable judgment, (1) its financial position materially deteriorates from that existing either on the date of the financial statements included in the Account Application originally submitted to the Distributors, or at any point during the Term of this

[ * * * ]	Confidential treatment requested.

Agreement, or (2) if DMA becomes aware of any circumstances that may materially and adversely impact such Unit’s ability to meet its financial obligations when due.
19.4.	Upon termination of the Term of this Agreement, you will purchase any remaining inventory of the Proprietary Products from all of our distribution centers as follows.
19.4.1.	You will notify us within 5 days after termination which Proprietary Products will be purchased F.O.B. our distribution centers, and which Proprietary Products are to be delivered to you, a successor distributor, or a third party.

19.4.2.	Any Proprietary Products purchased F.O.B. our distribution centers will be purchased at a price equal to the Cost of the Products plus $[ * * * ] per case to cover our receiving and warehouse handling services.

19.4.3.	Any Proprietary Products delivered to you or a third party will be purchased at the Price of the Products calculated as described in the Pricing section.

19.4.4.	You will purchase all perishable Proprietary Products within 7 days after the effective date of termination and all frozen and dry Proprietary Products within 15 days after the effective date of termination. All Product to be purchased must be within shelf life.

19.4.5.	Our invoices for the Proprietary Products will be paid for by you, the successor distributor, or the third party within 21 days after the pick-up or delivery of the Products. You guarantee payment for any Proprietary Products purchased by a successor distributor or a third party.

19.4.6.	If the Proprietary Products are not purchased within the time periods listed above, we have the right to dispose of such Products as necessary and you will pay the Price for the Products as stated above.
19.5.	Upon termination, all invoices (except those for our remaining inventory of Proprietary Products) will be due and payable at the earlier of: (1) the date specified in the Schedule; or (2) the 14th day after the last day of shipment.

19.6.	Termination of any Distributor from membership in DMA does not terminate the Term of or alter this Agreement. In such case, DMA will use commercially reasonable efforts to solicit the remaining Distributors, other DMA distributors not a party to this Agreement, or other distributors in the area to fulfill the terminated Distributor’s service obligations to you. If DMA is unable to procure a distributor to fulfill the terminated Distributor’s service obligations, then your sole remedy is to terminate the Term of this Agreement for convenience and without cause as specified in the Termination section.
20.	Warranties.
20.1.	We assign to you all of our rights against the Suppliers of the Products under the warranties (if any) we receive from them, to the extent the rights are assignable. We will cooperate with you in the enforcement of any such warranties, so long as there is no additional cost to us. We reserve the rights to file a claim under and directly enforce any such warranties and indemnifications if any Distributor is named as a defendant or is otherwise liable under any suit or proceeding with regard to Products supplied by the Distributor.

20.2.	We do not make any warranties with respect to the Products via any document, oral, written, or electronic communication, or sample. We disclaim all warranties, express or implied, including any warranties of merchantability or fitness for a particular purpose, or arising as a result of custom or usage in the trade or by course of dealing with regard to the Products.
21.	Indemnification and Claim Limitations.
21.1.	You (and each of your franchisees and members of your group purchasing organization) indemnify DMA and Distributors, their parent and affiliated companies, and the officers, directors, employees, and successors and assigns of the foregoing, from any loss, damage, or expense (including reasonable attorneys’ fees), arising out of or related to: (1) any breach of a warranty or representation made by you under this Agreement; (2) any breach in the performance of obligations owed by you (and each of your franchisees and members of your group purchasing organization) under this Agreement; (3) negligence in the performance of obligations owed by you (and each of your franchisees and members of your group purchasing organization) under this Agreement (to the extent not caused by or contributed to by our negligence); or (4) any actions or omissions by you (or by any Unit, including franchisees or members of your group purchasing organization) concerning or related to the Products after delivery by us, including negligence or reckless conduct, in the storage, handling, or preparation of the Products, additions or modifications to the Products, or use of the Products.

21.2.	You will notify us, within 48 hours after you have knowledge of its occurrence, of any illness, sickness, accident, or malfunction involving any Products which results in injury to or death of persons, or damage to property, or the loss of its use. You will cooperate fully with us in investigating and determining the cause of any such event.

[ * * * ]	Confidential treatment requested.

21.3.	We indemnify you, your parent and affiliated companies, and the officers, directors, employees, and successors and assigns of the foregoing, from any loss, damage, or expense (including reasonable attorneys’ fees), arising out of or related to: (1) any breach of a warranty or representation made by us under this Agreement; (2) any breach in the performance of our obligations under this Agreement; (3) our negligence in the performance of our obligations under this Agreement (to the extent not caused by or contributed to by your negligence); or (4) any actions or omissions by us concerning or relating to the Products while they are in our possession, including negligence or reckless conduct, in the storage or handling of the Products.

21.4.	Neither DMA nor the Distributors are liable under this Agreement or otherwise for any loss, damage, or expense incurred by you which: (1) arises from or relates to a Product for which you designated the source or specifications, so long as neither DMA nor the Distributors caused or contributed to the loss, damage, or expense in the storage and handling of the Product; (2) are expressly disclaimed in this Agreement; (3) arises from or relates to the handling, preparation, or use of a Product after delivery; or (4) are partially or wholly caused by any breach in your performance of this Agreement, any breach of your warranties under this Agreement, or your negligence (or the negligence of any Unit, including franchisees or members of your group purchasing organization).

21.5.	Our obligations upon our breach of, or for performance of, any provision of this Agreement is limited, at our election, to the replacement of Products or crediting to you of an amount not to exceed the purchase Price of the Products. We are only obligated to replace or credit the purchase Price for Products which our examination discloses to have been defective under ordinary and normal handling, preparation, use, and consumption. You must give us notice of any breach at the affected Distributor’s home office, within 30 days after you discover the breach or should have discovered the breach using reasonable care, and if no such notice is given, you waive the right to assert such matters.

21.6.	Neither DMA nor the Distributors are liable for payment of any consequential, incidental, indirect, punitive, special or tort damages of any kind, including any loss of profits. The limitations on the liability of DMA and the Distributors contained in this Agreement apply regardless of whether the form of the claim against them is based on contract, negligence, strict liability, or tort law. (This section must appear in bold font.)

21.7.	The foregoing indemnification obligations and claim limitations shall survive the termination of the Term or expiration of this Agreement.
22.	Confidentiality.
22.1.	When we disclose Confidential Information (defined below) to you, we are the Discloser, and you are the Recipient. When you disclose Confidential Information to us, you are the Discloser, and we are the Recipient.

22.2.	Recipient acknowledges that Discloser has a substantial economic investment in the Confidential Information, which Discloser has acquired at great cost over many years. Recipient is aware of Discloser’s need to maintain the confidentiality of the Confidential Information. Therefore, in consideration for Discloser’s revealing the Confidential Information, Recipient agrees to take reasonable actions to ensure that the Confidential Information remains confidential.

22.3.	Definition of Confidential Information.
22.3.1.	“Confidential Information” means any information, data, or know-how concerning or related to Discloser’s business or operations which is confidential, secret, or proprietary. Confidential Information includes that concerning or related to trade secrets, financial statements, finance, marketing, customers, suppliers, costs, pricing, manufacturing, software, business plans, personnel, sales, engineering, research and development, and any other component or aspect of Discloser’s business or operations. In particular, Confidential Information includes any information, data, or know-how concerning or related to price rebates, allowances, or discounts offered to you. Confidential Information includes both the information, data, and know-how itself, as well as its tangible expressions in writings, graphics, electronic media, models, prototypes, or other media. Confidential Information need not be so marked or stamped to qualify as Confidential Information. Confidential Information includes this Agreement.

22.3.2.	Confidential Information excludes all of the following information, data, or know-how, so long as it was made available to Recipient by lawful means, without violation of any obligation of confidentiality: (1) information, data, or know-how in Recipient’s possession on the date of this Agreement; (2) information, data, or know-how which becomes generally available to the public other than by or through Recipient; and (3) information, data, or know-how made available to Recipient from other sources by lawful means.

[ * * * ]	Confidential treatment requested.

22.3.3.	Recipient may disclose Confidential Information if Recipient is required to do so by order of court or governmental agency, so long as Recipient first notifies Discloser sufficiently in advance to permit Discloser to seek a protective order relating to the disclosure.
22.4.	Recipient will keep Confidential Information in confidence at all times in accordance with this Agreement. Recipient will not remove any Confidential Information from Discloser’s premises, make any unauthorized copy of Confidential Information, or communicate any Confidential Information to any persons at any time in each case without Discloser’s written consent (except to Recipient’s management, accountants, credit consultants, or attorneys on a need-to-know basis, so long as each has agreed to or is bound under the same obligations of confidentiality as Recipient under this Agreement). Recipient will take all reasonable precautions to prevent inadvertent disclosure of Confidential Information. Recipient will use Confidential Information only as reasonably required to exercise its rights and perform its obligations under this Agreement, and not in conducting or for the benefit of Recipient’s other business or operations, or the business or operations of any other person or firm.

22.5.	Upon request following termination of the Term of this Agreement, Recipient will return to Discloser or destroy all Confidential Information, including any papers, notes, computers, other electronic devices, electronic media, or other recorded material that contains any Confidential Information.

22.6.	Recipient’s obligations under this Agreement to keep Confidential Information in confidence shall terminate on the 5th anniversary of the date the Term of this Agreement is terminated, except with respect to trade secrets of Discloser which at that time remain protected from disclosure by law. Recipient shall remain obligated to keep valid trade secrets in confidence at all times.

22.7.	Recipient acknowledges that money damages shall be an inadequate remedy in the event of a breach of this Confidentiality section by Recipient and that such breach will cause Discloser irreparable injury and damage. Accordingly, Recipient agrees that Discloser shall be entitled to injunctive and other equitable relief in the event of a breach. Recipient waives any requirement for a bond or security in connection with such remedy.

22.8.	If you seek to introduce any outside party into your relationship with us, such as purchasing consultants, technology providers, back office system providers, third-party logistics providers, or any other third party, such outside party shall sign a confidentiality agreement and any other agreements deemed necessary in the sole discretion of DMA and the Distributors.
23.	Distributor Liability.
23.1.	DMA warrants and represents to you that DMA is authorized to and does bind the Distributors to this Agreement by DMA’s signature below.

23.2.	Each Distributor will be severally liable for its respective service obligations and for Products sold to the Units which it services. Notwithstanding anything to the contrary in this Agreement, no Distributor is liable for service obligations or Products sold to Units which it does not service. Each Distributor is responsible for its own credit determination and for collection of its invoices. This Agreement shall not create joint liability or joint and several liability among Distributors, or among Distributors and DMA. No Distributor is the agent for, or authorized to obligate, any other Distributor. The Distributors are independent contractors and not partners or joint venturers with each other or with you. DMA is only liable for obligations which it specifically agrees to undertake in this Agreement.

23.3.	You are obligated for payment of purchases of Products solely to the Distributor which has delivered the Products to you.
24.	Insurance. At all times during the term of this Agreement, each Distributor shall procure and maintain at its own expense commercial general liability insurance coverage and, if necessary, commercial umbrella insurance coverage, each written on an occurrence form, with policy limits of not less than $5,000,000 per occurrence. You will be included as an additional insured under the policies, using ISO additional insured endorsements or substitute providing substantially equivalent coverage. All certificates shall provide for 30 days’ written notice to you prior to the cancellation or material change of any policy.
25.	Recalls, Holds, Inspections, and Product Withdrawals.
25.1.	If a governmental authority declares that any of the Products or any ingredient, packaging, or supplies used in connection with the Products, or if we at any time believe in good faith that any of the Products or any such ingredient, packaging, or supplies, (1) is or may be adulterated or misbranded or does not or may not conform

[ * * * ]	Confidential treatment requested.

with an applicable consumer or regulatory product safety standard, or (2) is or may be otherwise unsafe or unfit for the intended use of the Product, then, without limiting other rights and remedies that are available to us under this Agreement or applicable law, we shall have the right to recall or withdraw all such Products from you, and cancel or not ship orders based on a recall, withdrawal, alert, or good faith decision.
25.2.	If any governmental authority issues an alert or warning on a Product, and you requests shipment of the Product notwithstanding the notification of the alert or warning from DMA or the Distributor, you indemnify the Distributor and DMA from any loss, damage, or expense (including reasonable attorney’s fees) from actions, disputes, claims, or controversies of any kind arising out of or in any way related to the requested shipment. The BBRG VP of Purchasing, CEO, and or CFO are the only ones authorized to request these shipments.

25.3.	To the extent that we request, you agree to comply with appropriate disposition instructions with respect to all such Products, packaging, or supplies that we have previously delivered to you and to reasonably assist us in all aspects of a recall, including (1) developing a recall strategy and preparing and furnishing reports, records, and other information with respect to such recall, and (2) notifying any of your customers or consignees who may be in possession of the recalled Products.

25.4.	If, in the absence of a formal recall or withdrawal of Product initiated by the Supplier of such Product, or a government authority, you direct us to withdraw all such Products from our distribution centers, we reserve the right to assess a reasonable handling charge.

25.5.	Each Distributor has a stated recall policy to charge each Supplier for expenses the Distributor incurs as a result of recalls and withdrawals of Products purchased from the Supplier. If the Distributor purchases Proprietary Products exclusively for you, and if the Supplier does not pay such expenses, you agree to pay or reimburse the Distributor for all such expenses.
26.	Annual Distributor Distribution Center Inspection
26.1.	We will provide you with food safety audit reports on an annual basis for each distribution center that services you from a qualified third part, AIB, ASI, Siliker, etc.
27.	Force Majeure. No party is liable for any loss, damage, or expense from any delay in delivery or failure of performance due to any cause beyond the party’s control, including fire or other casualty; strike or labor difficulty; accident; war conditions; riot or civil commotion; terrorism; government regulation or restriction; shortages in transportation, power, labor or material; freight embargo; default of supplier; or events which render performance commercially impracticable or impossible. This section does not relieve a party from any obligation to pay money or issue credits.

28.	Contract Interpretation.
28.1.	You and we acknowledge that your home office, your Units, DMA’s home office, our Distributors, and our distribution centers are situated in many different States. To simplify interpretation of this Agreement, the Uniform Commercial Code (most recent version adopted by the National Conference of Commissioners on Uniform State Laws) is incorporated by reference into this Agreement, and for any remaining matters not determined by such Code, including instances in which a Uniform Commercial Code provision requires interpretation or provides alternate rules to be selected by the States, Illinois law (without reference to its choice of law rules) shall apply.

28.2.	The terms of this Agreement shall govern over any other conflicting, different, or additional terms in your purchase order, acceptance, or other form. We object to such terms, and they are not binding on us. If you use such a form, the form shall be used for convenience only, and shall evidence your unconditional agreement to the terms of this Agreement.

28.3.	The examples given in this Agreement are for illustrative purposes only and are not necessarily indicative of actual or predicted results.
29.	General.
29.1.	No party is in breach of this Agreement unless the non-breaching party has given notice to the breaching party describing the breach in reasonable detail, and the breaching party has failed to cure the breach within 30 days after service of the notice (or if the breach cannot reasonably be cured within that period, the breaching party has

[ * * * ]	Confidential treatment requested.

failed to diligently begin to cure the breach within that period). This sub-section shall not apply to breaches consisting of the obligation to pay money or issue credits.
29.2.	Any action or suit against DMA or the Distributors in any way arising from or related to this Agreement or the Products must be commenced within one year after the cause of action has accrued.

29.3.	The words “including” and “includes” as used in this Agreement mean “including, without limitation” or “includes, without limitation”, respectively.

29.4.	Our obligations under this Agreement are extended to you only, and shall not inure to the benefit of or form the basis of a claim by any purchaser of the Products or other party. Neither you nor DMA will assign this Agreement without the other’s consent, which shall not be unreasonably withheld, delayed, or conditioned.

29.5.	All previous oral, written, or electronic communications between you, DMA, and the Distributors for the sale of the Products to the Units are superceded by this Agreement. This Agreement, together with its Schedule and Exhibits, and the Account Application constitute the final, complete, and exclusive expression of the agreement between you, DMA, and the Distributors for the sale of the Products to the Units. This Agreement may be amended only with the consent of you and DMA, except as stated otherwise.

29.6.	The remedies provided in this Agreement are cumulative. The exercise of any right or remedy under this Agreement shall be without prejudice to the right to exercise any other right or remedy in this Agreement, by law, or in equity.

29.7.	The invalidity of any part of this Agreement shall not invalidate any other part and, except for the invalid part, the rest of this Agreement shall remain effective. No waiver of performance shall be valid without consent of the party entitled to the performance. No waiver of a specific action shall be construed as a waiver of future performance.

29.8.	Each party waives its right to jury trial with respect to any disputes, claims, or controversies of any kind whatsoever under this Agreement.

29.9.	Any notice, consent, demand, or other submission required under this Agreement shall be in writing and delivered to the parties at the addresses set forth in the Schedule, or at any addresses they designate. For any Units for which you are not financially responsible, any notice, consent, demand, or other submission shall be delivered to the delivery address for the Unit specified on the attached exhibit. Notice may be made by hand delivery, by recognized overnight courier, by first class mail (registered or certified, return receipt requested), or (if confirmed in writing using one of the foregoing methods) by facsimile or email, in each case prepaid. All such communications shall be effective when received, except that email and facsimile communications shall be effective when received only if confirmation is received within seven days later.

[ * * * ]	Confidential treatment requested.

Accepted and agreed to:

Distribution Market Advantage, Inc.	Bravo Brio Restaurant Group, Inc.

/s/ Robert J. Sala	/s/ Jack Odachowski

Signature	Signature
By Robert J. Sala	By	Jack Odachowski

Its President		Its	VP, Purchasing

[ * * * ]	Confidential treatment requested.